Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Fourth Quarter and Full Year 2014 Financial Results and Updates 2015 Outlook

- Full Year 2014 Revenue of $112.5 Million Exceeds Guidance, Up 49.2% Year over Year -

- Strong Q4 2014 Revenue Growth of 47.3% Year over Year -

- Raises 2015 Full Year Revenue Guidance -

Goleta, California, April 27, 2015 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the home care setting, today reported financial results for the three and twelve months ended December 31, 2014.

Fourth Quarter 2014 Financial Highlights

•	Total revenue of $29.1 million, up 47.3% over the same period in 2013
▪	Sales revenue of $18.4 million, up 64.9% over the same period in 2013
▪	Rental revenue of $10.8 million, up 24.7% over the same period in 2013
•	Adjusted EBITDA of $5.0 million, representing 54.9% growth over the same period in 2013 and a 17.0% return on revenue

2014 Financial Highlights

•	Total revenue of $112.5 million, up 49.2% versus 2013
▪	Sales revenue of $73.1 million, up 62.8% versus 2013
▪	Rental revenue of $39.4 million, up 29.2% versus 2013
•	Adjusted EBITDA of $24.0 million, representing 78.3% growth versus 2013 and a 21.3% return on revenue

“We achieved another solid quarter of revenue growth, which provided a strong finish to 2014. Our revenue results exceeded our guidance for the year, largely due to stronger than anticipated growth in our domestic and international business-to-business sales channels in the fourth quarter,” said President and Chief Executive Officer, Raymond Huggenberger. "2014 was a transformational year for Inogen and I am proud of our team and the results we achieved. As the only oxygen concentrator manufacturer that currently employs a direct-to-consumer sales and marketing strategy in the U.S., we were successful in increasing patient demand and brand awareness for Inogen solutions.”

“As we enter 2015, we have multiple avenues with the potential to drive our growth including the continued expansion of our direct-to-consumer and physician referral networks, increasing adoption across our domestic and international business-to-business channels, additional private payor contracts, and new product development,” concluded Huggenberger.

Recent Business Highlights

•	Total units sold in 2014 were approximately 33,200, an increase of 72.9% over 2013, reflecting the strong consumer demand for the Company’s products across all channels.
•	Rental patient population increased to approximately 28,400 as of year-end 2014, reflecting growth of 33.3% over 2013.
•	Received coverage for insurance reimbursement for the Inogen One G3 portable oxygen concentrator in Germany, estimated to be the second largest market in Europe for medical oxygen systems.
•

Entered into a lease agreement for an additional 24,000 square feet in Richardson, Texas to be used as the Company’s primary manufacturing facility. The new lease agreement reduces the average per square foot cost for manufacturing, while providing for capacity expansion.

Fourth Quarter Financial Results

Total revenue for the three months ending December 31, 2014 rose 47.3% to $29.1 million, from $19.8 million in 2013.  Total units sold increased to approximately 8,900 in Q4 2014, up 85.4% from Q4 2013.  Gross margin was 47.4% in the fourth quarter of 2014 compared to 51.5% in 2013; this decline in gross margin percentage was primarily due to the lower rental reimbursement rates year over year, the increased mix towards business-to-business accounts which have a lower average selling price, and sales of used equipment at lower gross margins.

Operating expense was $12.4 million, or 42.5% of revenue, in the fourth quarter of 2014 versus $9.6 million, or 48.7% of revenue, in 2013. Research and development expense was $0.7 million in the quarter versus $0.6 million in 2013.  Sales and marketing expense was $6.4 million in the quarter versus $5.1 million in 2013.  The increase was primarily associated with an increase in personnel-related expenses in sales and sales support as well as media-related marketing costs.  General and administrative expense was $5.3 million in the quarter compared to $4.0 million in 2013. The increase was primarily associated with an increase in personnel-related expenses and incremental professional services costs associated with being a public company.  The increase also included approximately $0.4 million in one-time costs associated with the follow-on offering that closed in November 2014.

Adjusted EBITDA for the three months ended December 31, 2014 rose 54.9% to $5.0 million, from $3.2 million in 2013.

Net income for the three months ended December 31, 2014 was $1.5 million, or $0.07 per diluted common share. In the fourth quarter of 2014, Inogen recorded a net tax benefit of $0.2 million due to a reduced effective tax rate for 2014.  The Company’s effective tax rate for 2014 was 32.1% from approximately 39.1% booked through the nine months ended September 30, 2014. The substantial improvement in the effective tax rate contributed to net income in the fourth quarter of 2014.  This compares with a net income of $22.0 million, or $0.79 diluted net income per share attributable to common stockholders, for the three months ended December 31, 2013.  The Company revalued its deferred tax asset valuation allowance at year end 2013, which resulted in a net tax benefit of $21.7 million in Q4 2013.

Full Year 2014 Financial Results

Total revenue for the year ended December 31, 2014 rose 49.2% to $112.5 million, from $75.4 million in 2013.  Total units sold in 2014 were approximately 33,200, an increase of 72.9% over 2013, in part reflecting the strong consumer demand across all channels.

Gross margin was 49.3% for the year ended December 31, 2014 compared to 51.7% in 2013.  This decline was primarily driven by a lower rental gross margin which declined to 53.5% in 2014 from 60.2% in 2013, primarily due to the lower rental reimbursement rates year over year, as well as a decline in rental revenues as a percentage of overall revenues.  The decline in rental gross margin was partially offset by an increase in sales gross margin to 47.1% in 2014 from 45.9% in 2013.

Operating expense was $45.0 million for the year ended December 31, 2014 versus $34.5 million in 2013, a 30.4% increase. Research and development expense was $3.0 million for the year ended December 31, 2014 versus $2.4 million in 2013.  Sales and marketing expense was $24.1 million in 2014 versus $18.4 million in 2013.  General and administrative expense was $17.9 million in 2014 compared to $13.8 million in 2013.

Adjusted EBITDA for the year ended December 31, 2014 rose 78.3% to $24.0 million, from $13.4 million in 2013.

Net income for the year ended December 31, 2014 was $6.8 million, or $0.35 per diluted common share on a pro-forma non-GAAP basis, compared with a net income of $25.4 million, or $1.55 per diluted common share on a pro-forma non-GAAP basis for the 2013 period, including the one-time tax asset benefit attributable to common stockholders. Adjusted net income (non-GAAP) in 2014 was $6.6 million, compared to $3.6 million in 2013.

Cash, cash equivalents, investments and restricted cash were $56.8 million as of December 31, 2014, compared to $13.5 million as of December 31, 2013.

Audit Committee Investigation

As previously disclosed, during the first quarter of 2015, management discovered certain potential accounting matters, prompting the Audit Committee, with the assistance of independent advisors, to commence an internal investigation. Specifically, management found that certain direct-to-consumer sales representatives submitted modified documentation in violation of Inogen policies.

The Audit Committee’s investigation is now complete.  Its principal finding is that five Inogen direct-to-consumer sales representatives falsified or improperly modified sales and rental order documentation and circumvented Inogen’s order entry process.  Revenue in the fourth quarter of 2014 was reduced by $0.3 million including prior period adjustments.  The net income impact was a reduction of $0.1 million in the fourth quarter of 2014.  Substantially all of this revenue will be recognized when the corrected documentation is finalized in 2015.  The employees responsible for this conduct have been terminated.  The investigation found that the Company’s senior executives did not know of or participate in this conduct.  The Audit Committee’s investigation did not reveal systemic falsification or alteration of sales and rental order documentation by other sales representatives.

Financial Outlook for 2015

The Company increased its 2015 revenue guidance to a range of $133 to $137 million, which represents year over year growth ranging from 18.2% to 21.7%.  This compares to the previous revenue expectation of $130 to $135 million which was provided on December 15, 2014.

Inogen confirmed its 2015 Adjusted EBITDA to a range of $27 to $30 million, representing an approximate increase of 12.7% to 25.2% over 2014.  The Company confirmed its 2015 net income to be in the range of $8 to $9.5 million, representing an approximate increase of 17.2% to 39.2% over 2014.  The Company expects an effective tax rate in 2015 of approximately 35%.  The Company expects additional general and administrative costs due to the audit committee investigation of approximately $1.0 to $1.5 million, primarily in the first quarter of 2015.

The Company confirmed its expectation of net positive cash flow for 2015 with no additional equity capital required to meet its current plan.

Conference Call

Individuals interested in listening to the conference call today, April 27, 2015 at 5:30am PT/8:30am ET may do so by dialing (855) 427-4393 for domestic callers or (484) 756-4258 for international callers and reference Conference ID: 23030354. To listen to a live webcast, please visit the investor relations section of Inogen's website at: www.inogen.com.

A replay of the call will be available beginning April 27, 2015 at 7:30am PT/10:30am ET through midnight on April 28, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 23030354. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, www.inogen.com/investor, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit www.inogen.com/investor.  For more information, including a copy of our Corporate Presentation dated April 2015, visit www.inogen.com/investor.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding Inogen's current estimates of full year 2015 revenue, Adjusted EBITDA, effective tax rate, cash flow, and net income; current estimates of the audit committee investigation costs; statements regarding the anticipated growth drivers of Inogen’s business model; expectations for increased adoption across domestic and international business to business  channels; expectations regarding new private payor contracts; and projections for new product offerings. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates, including in connection with the implementation of the competitive bidding and the newly released Center for Medicare and Medicaid Services (CMS) rules; the possible loss of key employees, customers, or suppliers; intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products; and risks relating to a recently filed securities class action lawsuit against us and certain members of our executive management team in United States District Court for the Central District of California. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; its ability to successfully launch new products and applications; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen's business and operating results are contained in Inogen's Annual Report on Form 10-K for the year ended December 31, 2013 and in Inogen's subsequent reports on Form 10-Q and Form 8-K, including Inogen's Annual Report on Form 10-K for the year ended December 31, 2014 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and twelve months ended December 31, 2013 and 2014. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans and to benchmark Inogen's performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying table of this release. For future periods, Inogen is unable to provide a reconciliation of Adjusted EBITDA to net income as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provisions for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.

Investor Relations Contact:

ir@inogen.net

805-562-0500 ext. 7

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Balance Sheet

(unaudited)

(amounts in thousands)

	December 31,	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$56,836	$13,521
Accounts receivable	19,349	10,231
Inventories	7,616	4,248
Deferred cost of revenue	515	289
Income tax receivable	2,129	87
Deferred tax asset - current	4,976	3,923
Prepaid expenses and other current assets	1,122	531
Total current assets	92,543	32,830
Property and equipment, net	31,927	29,722
Intangible assets, net	270	215
Deferred tax asset - noncurrent	15,248	17,865
Other assets	97	1,765
Total assets	$140,085	$82,397
Liabilities, redeemable convertible preferred stock and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$11,273	$8,764
Accrued payroll	4,066	2,898
Current portion of long-term debt	299	5,258
Warranty reserve - current	781	420
Deferred revenue	2,316	1,487
Total current liabilities	18,735	18,827
Warranty reserve - noncurrent	334	389
Preferred stock warrant liability	—	260
Deferred revenue - noncurrent	2,176	776
Long-term debt, net of current portion	315	5,391
Other noncurrent liabilities	375	455
Total liabilities	21,935	26,098
Redeemable convertible preferred stock	—	118,671
Stockholders' equity (deficit)
Preferred stock	—	247
Common stock	19	1
Additional paid-in-capital	174,824	—
Accumulated deficit	(56,693)	(62,620)
Total stockholders' equity (deficit)	118,150	(62,372)
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$140,085	$82,397

Statements of Operations

(unaudited)

(amounts in thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue
Sales revenue	$18,350	$11,125	$73,096	$44,905
Rental revenue	10,768	8,637	39,441	30,538
Total revenue	29,118	19,762	112,537	75,443
Cost of revenue
Cost of sales revenue	10,324	5,900	38,693	24,306
Cost of rental revenue, including depreciation of 2,827 and $2,211, for three months ended and $10,339 and $7,132 for the twelve months ended, respectively	4,978	3,687	18,327	12,146
Total cost of revenue	15,302	9,587	57,020	36,452
Gross profit	13,816	10,175	55,517	38,991
Operating expenses
Research and development	665	581	2,977	2,398
Sales and marketing	6,431	5,083	24,087	18,375
General and administrative	5,288	3,958	17,942	13,754
Total operating expenses	12,384	9,622	45,006	34,527
Income from operations	1,432	553	10,511	4,464
Other income (expense)
Interest expense	(9)	(250)	(449)	(562)
Interest income	14	3	42	12
Change in fair value of preferred stock warrant liability	—	(60)	36	(262)
Other income (expense)	(100)	(13)	(88)	196
Total other expense, net	(95)	(320)	(459)	(616)
Income before provision (benefit) for income taxes	1,337	233	10,052	3,848
Provision (benefit) for income taxes	(182)	(21,738)	3,226	(21,587)
Net income	$1,519	$21,971	$6,826	$25,435
Reconciliation of net income to net income attributable to stockholders:
Net income	$1,519	$21,971	$6,826	$25,435
Less deemed dividend on redeemable convertible preferred stock	—	(1,919)	(987)	(7,278)
Net income after deemed dividend	$1,519	$20,052	$5,839	$18,157
Less preferred rights dividend	—	(6,990)	—	(7,165)
Less undistributed earnings to preferred stock - basic	—	(12,809)	(567)	(10,781)
Net income attributable to common stockholders - basic	$1,519	$253	$5,272	$211
Net income after deemed dividend	$1,519	$20,052	$5,839	$18,157
Less preferred rights dividend	—	(6,990)	—	(7,165)
Less undistributed earnings to preferred stock - diluted	—	(11,274)	(514)	(9,625)
Net income attributable to common stockholders - diluted	$1,519	$1,788	$5,325	$1,367
Basic net income per share attributable to common stockholders	$0.08	$0.91	$0.33	$0.76
Diluted net income per share attributable to common stockholders	$0.07	$0.79	$0.30	$0.68
Weighted-average number of shares used in calculating income per share attributable to common stockholders:
Basic common shares	18,804,882	278,796	16,182,569	276,535
Diluted common shares	20,383,239	2,255,297	18,037,498	2,008,156

Supplemental Financial Information

(unaudited)

(in thousands, except units and patients)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Revenue by region and category
Business-to-business domestic sales	$4,876	$2,539	$19,343	$10,334
Business-to-business international sales	7,020	3,851	24,443	16,766
Direct-to-consumer domestic sales	6,454	4,735	29,310	17,805
Direct-to-consumer domestic rentals	10,768	8,637	39,441	30,538
Total revenue	$29,118	$19,762	$112,537	$75,443
Additional non-GAAP financial measures
Units sold	8,900	4,800	33,200	19,200
Net rental patients as of period-end	28,400	21,300	28,400	21,300

Reconciliation of U.S. GAAP to Pro-Forma and Non-GAAP Financial Information

(unaudited)

(in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
EBITDA	2014	2013	2014	2013
Net income	$1,519	$21,971	$6,826	$25,435
Non-GAAP adjustments:
Interest expense	9	250	449	562
Interest income	(14)	(3)	(42)	(12)
Provision (benefit) for income taxes	(182)	(21,738)	3,226	(21,587)
Depreciation and amortization	3,301	2,549	12,080	8,544
EBITDA	4,633	3,029	22,539	12,942
Change in fair value of preferred stock warrant liability	—	60	(36)	262
Stock-based compensation	328	114	1,451	230
Adjusted EBITDA	$4,961	$3,203	$23,954	$13,434
Adjusted net income
Net income	$1,519	$21,971	$6,826	$25,435
Non-GAAP adjustments:
One-time benefit from reversal of deferred tax valuation and other tax adjustments	(258)	(21,807)	(258)	(21,807)
Adjusted net income	$1,261	$164	$6,568	$3,628

	Three months ended December 31,		Twelve months ended December 31,
Pro-forma non-GAAP results of EPS calculation	2014	2013	2014	2013
Net income after deemed dividend	$1,519	$20,052	$5,839	$18,157
Add deemed dividend on redeemable convertible preferred stock	—	1,919	987	7,278
Pro-forma net income	$1,519	$21,971	$6,826	$25,435
Pro-forma net income per share - basic common stock	$0.08	$1.51	$0.38	$1.74
Pro-forma net income per share - diluted common stock	$0.07	$1.34	$0.35	$1.55
Denominator:
Pro-forma weighted-average common shares - basic common stock	18,804,882	14,543,464	17,924,357	14,636,950
Pro-forma weighted-average common shares - diluted common stock	20,383,239	16,393,946	19,779,291	16,368,571